Exhibit 99.1

FOR IMMEDIATE RELEASE

Willdan Announces New Board Appointments

ANAHEIM, Calif.—March 9, 2017 (BUSINESS WIRE) — Willdan Group, Inc. (NASDAQ: WLDN), a provider of professional technical and consulting services, today announced the retirement of John M. Toups from the Company’s Board of Directors and the appointments of Vice Admiral Dennis V. McGinn, USN, Retired, and Curtis S. Probst to the Company’s Board of Directors, all effective March 16, 2017.  As a result of these changes, Willdan’s Board of Directors will expand to nine members total, eight of whom will be independent.

“We would like to extend our sincere appreciation to John Toups for a decade of insight and contribution on Willdan’s Board,” said Tom Brisbin, Willdan’s Chairman and CEO.  “We are excited to welcome two esteemed new directors in Dennis McGinn and Curtis Probst.  Each is a nationally recognized expert in the electric energy marketplace.  We look forward to their input and guidance as we continue to pursue the significant growth opportunities we see in the electric energy services market.”

Vice Admiral Dennis V. McGinn, Ret., Biography:

Vice Admiral Dennis V. McGinn, Ret., served as Assistant Secretary of the Navy for Energy, Installations and Environment from September 2013 until January 2017.  In this role, Vice Admiral McGinn, Ret., led the transformation of naval installations toward greater resiliency though energy efficiency, microgrids, and other technologies.

Previously, Vice Admiral McGinn, Ret., served in the United States Navy for 35 years attaining the rank of Vice Admiral.  Vice Admiral McGinn, Ret., served as Deputy Chief of Naval Operations for Warfare Requirements and Programs, overseeing the development of future Navy capabilities, and previously commanded the United States Third Fleet.  While in the Navy, he served as a naval aviator, test pilot, aircraft carrier commanding officer, and national security strategist.

Vice Admiral McGinn, Ret., is a former President of the American Council on Renewable Energy (ACORE) where he led efforts to communicate the economic, security and environmental benefits of renewable energy.  Vice Admiral McGinn, Ret., is also a past member of the Steering Committee of the Energy Future Coalition, the United States Energy Security Council, the Bipartisan Center Energy Board, the past Co-Chairman of the CNA Military Advisory Board, and has been an International Senior Fellow at the Rocky Mountain Institute.

Vice Admiral McGinn, Ret., holds a BS in Naval Engineering from the U.S. Naval Academy.  Vice Admiral McGinn, Ret., was also a participant in the National Security Program at Harvard University’s Kennedy School of Government.

Curtis S. Probst Biography:

Curtis S. Probst has served as Managing Director and Head of Sustainable Finance for the Rocky Mountain Institute since June 2014.  As one of the Institute’s senior leaders, Mr. Probst develops strategies to increase availability and lower the cost of capital for key energy initiatives.  Mr. Probst also serves as an Adjunct Lecturer with the Earth Institute, Columbia University.

Previously, Mr. Probst was a Managing Director and Vice President at Goldman Sachs where he managed teams that executed project financing, advisory, asset acquisition, and capital-raising assignments for corporate and governmental clients.  Prior to that, Mr. Probst worked with Salomon Brothers as Vice President of the Structured and Project Finance Group, which led origination and execution of financing and advisory assignments.

Mr. Probst holds an MPA from Columbia University’s School of International and Public Affairs as well as a Bachelors of Commerce from the University of Calgary.  He is also a Certified Financial Analyst.

Lead Director and Board Committees

In addition, Willdan has appointed Keith Renken as Lead Director and has changed the makeup of its Board Committees, effective March 16, 2017, as follows:

•                  Audit Committee: Douglas J. McEachern (Chairman), Curtis S. Probst, Keith W. Renken, and Win Westfall

•                  Nominating and Governance Committee: Mohammad Shahidehpour (Chairman), Steven A. Cohen and Win Westfall

•                  Compensation Committee: Raymond W. Holdsworth (Chairman), Douglas J. McEachern and Mohammad Shahidehpour

•                  Strategy, Mergers and Acquisitions Committee: Steven A Cohen (Chairman), Raymond W. Holdsworth, Dennis V. McGinn, Curtis S. Probst and Mohammad Shahidehpour

About Willdan

Willdan provides professional consulting and technical services to utilities, public agencies and private industry throughout the United States. Willdan’s service offerings span a broad set of complementary disciplines that include energy efficiency and sustainability, engineering and planning, financial and economic consulting, and national preparedness. Willdan provides integrated technical solutions to extend the reach and resources of its clients, and provides all services through its subsidiaries specialized in each segment. For additional information, visit Willdan’s website at www.willdan.com.

Forward-Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that a director may not be able to complete his full term of service. Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s SEC reports including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 1, 2016. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Willdan Contact

Willdan Group, Inc.
Stacy McLaughlin
Chief Financial Officer
Tel: 714-940-6300
smclaughlin@willdan.com
or
Investor/Media Contact
Financial Profiles, Inc.
Tony Rossi: trossi@finprofiles.com
Tel: 310-622-8221